Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69776, 333-176085, and 333-229776 on Form S-8 of our report dated June 17, 2022, relating to the financial statements and financial statement schedules of the Marsh & McLennan Companies 401(k) Savings & Investment Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
New York, New York
June 17, 2022